EXHIBIT 99.3

Dear Fellow Employees:

I am excited to inform you that earlier this morning we announced that Met-Pro Corporation and CECO Environmental Corp. have entered into an Agreement and Plan of Merger whereby CECO Environmental will be acquiring Met-Pro Corporation in a cash and stock transaction. This is a strategically and financially compelling combination that brings together our two highly complementary and successful businesses thereby creating a strong, diverse platform for future growth. Furthermore, it offers significant value to all shareholders as the combined company will have significant upside potential. A Met-Pro/CECO combination will create a $300 million revenue business with significant financial strength that will support our continued organic growth strategies and provide a more robust acquisition capacity. In summary, it is a win-win for both companies.

Met-Pro and CECO are an excellent fit, as our portfolios are truly complementary and allow for product expansion. The combined entity will move us into a leadership position within the Product Recovery/Pollution Control sector and give us the ability to expand businesses domestically and internationally by benefiting from each company’s strengths including our operations and sales teams, and global manufacturing footprint. As you know, we are both small public companies. This merger provides increased size and greater financial stability to grow even further and build a more sustainable future for our employees, customers and other business partners. Please note that Met-Pro and CECO leadership have been discussing and evaluating this exciting opportunity for a significant period of time. Our in-depth analysis confirms our belief of positive shareholder value creation.

As in any transaction of this type, the consummation of the merger is subject to various conditions. The completion of the merger is currently expected in the third quarter of this year. However, until the transaction is complete, Met-Pro Corporation and CECO Environmental will remain separate companies, and for all intents and purposes operate on a business as usual basis.

This exciting opportunity was made possible through the valuable contributions each of you have made to the significant success achieved by our companies. The key to our success has been, and will continue to be, our people. As we move forward, we ask that you continue to focus on your day-to-day responsibilities and on providing our customers with the exceptional quality and service they have come to expect. Our combined future is bright and brings with it many long term opportunities that would not be available if we remained separate.

Because we understand that you may have some questions about today’s announcement, we have created an internal HR mailbox (HRNotify@met-pro.com or HRNotify when sending an e-mail internally) for you to submit questions of a broad interest to the organization. Employees without e-mail accounts can submit questions via their supervisor. Responses to your questions will be periodically posted on the company’s intranet. However, please keep in mind that there may be questions that we cannot answer at a particular time. In the coming weeks, we will keep you informed as the process moves forward.

Your dedication and accomplishments have made this exciting opportunity possible. Thank you for all you have done and for your efforts going forward. As always, it's an honor and a privilege to work with each of you.

Sincerely,

/s/ Ray De Hont	/s/ Jeff Lang

Ray De Hont	Jeff Lang
Met-Pro Corporation	CECO Environmental